FOR IMMEDIATE RELEASE     For Additional Information contact:
Nasdaq SmallCap: EDYN     S.M. Schuster or G.S. Donovan
                          (630) 575-2400



                ENVIRODYNE INDEPENDENT COMMITTEE
           FINDS HK ACQUISITIONS' OFFER UNACCEPTABLE

Oak Brook, Illinois, June 23, 1997 - Envirodyne Industries, Inc. (Nasdaq SmallCap: EDYN) today announced that the independent committee of the Board of Directors has responded to an offer from HK Acquisitions Corporation to acquire Envirodyne. Robert N. Dangremond, the chairman of the independent committee, informed HK Acquisitions that the independent committee determined that the offer by HK Acquisitions was unacceptable and not in the best interests of stockholders.

As previously reported, on June 11, 1997, Envirodyne received an offer from HK Acquisitions to acquire Envirodyne for $8.50 per share in cash, subject to negotiation and execution of a definitive merger agreement. The offer is contained in a proposed letter agreement which provides that if the letter agreement is terminated under certain circumstances relating to an alternative acquisition transaction, Envirodyne would be obligated to pay to HK Acquisitions a fee of $10 million.

Envirodyne has major interests in food packaging and the food supplies industry, operating through three subsidiaries -- Viskase Corporation, Clear Shield National, Inc. and Sandusky Plastics,
Inc.



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